Exhibit 2.1

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, PA 19341

September 10, 2008

Lev Pharmaceuticals, Inc.

675 Third Avenue, Suite 2200

New York, NY 10017

Attn: Judson Cooper

Re:	Agreement and Plan of Merger dated as of July 15, 2008, by and among ViroPharma Incorporated, HAE Acquisition Corp. and Lev Pharmaceuticals, Inc. (the “Merger Agreement”)

Dear Mr. Cooper:

As you are aware, absent prior affirmative action by ViroPharma Incorporated (“ViroPharma”), under the terms of the Buyer Rights Agreement, upon and following the close of business on September 10, 2008 (the “Rights Expiration Date”), the Buyer Rights previously distributed in respect of the shares of common stock, par value $0.002 per share, of ViroPharma (the “ViroPharma Common Stock”) will expire and no longer be exercisable (the “Rights Expiration”), and no Buyer Rights will be issued in respect of shares of ViroPharma Common Stock that are issued after such date. The Rights Expiration Date will not be extended by ViroPharma and, upon and following the Rights Expiration Date, notwithstanding Section 3.4(d) of the Merger Agreement and the definition of the term “Buyer Common Stock” set forth in Section 11.1(a) of the Merger Agreement, the shares of Buyer Common Stock issued in the Merger shall not include or be accompanied by the issuance of a Buyer Right unless ViroPharma adopts another rights plan. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Lev Pharmaceuticals, Inc.

September 10, 2008

Please evidence your acceptance of and agreement to the foregoing (which, for the avoidance of doubt, shall not constitute a breach under the Merger Agreement or the failure of a closing condition thereunder) by signing and returning the enclosed copy of this letter.

Sincerely,

VIROPHARMA INCORPORATED

		By:	/s/ J. Peter Wolf
		Name:	J. Peter Wolf
		Title:	VP, General Counsel

HAE ACQUISITION CORP.

		By:	/s/ J. Peter Wolf
		Name:	J. Peter Wolf
		Title:	Secretary

Accepted and agreed to as of the date first set forth above:

LEV PHARMACEUTICALS, INC.

By:	/s/ Judson Cooper
Name:	Judson Cooper
Title:	Chairman